Exhibit 5.1

June 14, 2012

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	China Internet Café Holdings Group, Inc.
Form S-1 Registration Statement – File No. 333-173407

Ladies and Gentlemen:

We are counsel to China Internet Café Holdings Group, Inc. We refer to the above-captioned registration statement on Form S-1 File No. 333-173407 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by China Internet Café Holdings Group, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that 474,967 shares of common stock being sold pursuant to the Registration Statement have been legally and validly issued, fully paid and are non-assessable and the 4,274,703 shares of common stock issuable upon conversion of preferred shares and 2,498,326 shares of common stock issuable upon exercise of certain warrants, being sold pursuant to the Registration Statement, will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP

Sichenzia Ross Friedman Ference LLP

61 Broadway      New York, New York 10006      212-930-9700      212-930-9725 Fax

www.srff.com